Exhibit 99.1

Sigma Additive Solutions Retains Lake Street Capital Markets to Explore Strategic Alternatives to Enhance Shareholder Value

SANTA FE, NM – March 1, 2023 – Sigma Additive Solutions, Inc. (NASDAQ:SASI) (“Sigma”, “we,” “our,” or the “Company”), a leading developer of quality assurance software to the commercial 3D printing industry, today announced that it has retained Lake Street Capital Markets as its financial advisor in connection with the Company’s consideration of a range of strategic alternatives designed to enhance shareholder value, including a possible strategic investment, acquisition, merger, business combination, or similar transaction.

There can be no assurance that this process will result in the Company pursuing a transaction or that any transaction, if pursued, will be completed. The Company has not set a timetable for completion of this process and does not intend to comment further unless or until the Board of Directors has approved a definitive course of action, the process has concluded, or it is determined that other disclosure is appropriate.

About Sigma Additive Solutions

Sigma Additive Solutions, Inc. is a leading provider of in-process quality assurance (IPQA™) solutions to the additive manufacturing industry. Sigma specializes in the development and commercialization of real-time monitoring and analytics known as PrintRite3D® for 3D metal and polymer advanced manufacturing technologies. PrintRite3D detects and classifies defects and anomalies real-time during the manufacturing process, enabling significant cost-savings and production efficiencies by reducing waste, increasing yield, and shortening cycle times. Sigma believes its software solutions will be a major catalyst for the acceleration and adoption of industrial 3D printing. For more information, please visit www.sigmaadditive.com.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (which Sections were adopted as part of the Private Securities Litigation Reform Act of 1995). Statements preceded by, followed by or that otherwise include the words “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan,” “project,” “prospects,” “outlook,” and similar words or expressions, or future or conditional verbs such as “will,” “should,” “would,” “may,” and “could” are generally forward-looking in nature and not historical facts. These forward-looking statements involve known and unknown risks, uncertainties and other factors. Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are risks relating to, among other things, general financial market and economic conditions, Sigma’s business and financial condition, Sigma’s ability to satisfy its capital needs through increasing its revenue and obtaining additional financing, and general industry or political conditions in the United States or internationally. Sigma disclaims any intention to, and undertakes no obligation to, revise any forward-looking statements, whether as a result of new information, a future event, or otherwise. For additional risks and uncertainties that could impact Sigma’s forward-looking statements, please see disclosures contained in Sigma’s public filings with the SEC, including the “Risk Factors” in Sigma’s Annual Report on Form 10-K, and which may be viewed at www.sec.gov.

Sigma Additive Solutions Contact

Chris Tyson

Executive Vice President

MZ Group - MZ North America

949-491-8235

SASI@mzgroup.us

www.mzgroup.us